SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                        ---------------------------------
                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                        ---------------------------------

                               NEW CINEMA PARTNERS
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                NEVADA                                    87-0772357
     ----------------------------               ----------------------------
     (State or other jurisdiction               (IRS employer identification
   of incorporation or organization)                      number)

    357 Bay St., Suite 404, Toronto, Ontario                      M5H2T7
   -------------------------------------------------------       ---------
     (Address of principal executive offices)                    (Zip code)


                          ----------------------------
                                  (Former Name)

                  FEE AGREEMENT WITH JAFFE FREEDMAN & HAIT, LLC
                   ------------------------------------------
                              (Full title of plan)

                                 Martin Lapedus

                                    President

                             357 Bay St., Suite 404
                            Toronto, Ontario, M5H2T7
                                (416) 367 - 8299
                                  ------------
                      (Name, address and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                                 Jay Hait, Esq.
                           Jaffe Freedman & Hait, LLC
                               Court House Towers
                            39 Hudson St., Suite 102
                              Hackensack, NJ 07601
                              Phone: (201) 441-9377
                               Fax: (201) 441-9370


                         CALCULATION OF REGISTRATION FEE

                         ===============================

                                                   Proposed
                                    Proposed       Maximum
Title of each class     Amount       maximum       aggregate        Amount of
 of securities          to be     offering price   offering       registration
to be registered      registered   per share(2)    price (1)          fee
--------------------------------------------------------------------------------
Common Shares(2)       500,000      $0.08         $40,000          $50.00

                                                                   ---------
                                       Total registration fee    $   $50.00

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Estimated solely for the purpose of calculating the registration fee on the basis of, pursuant to Rule 457(c), the average of the bid and asked price for securities of the same class as of April 12, 2001, which was $0.08 per share as reported on the OTC Bulletin Board.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     In accordance with Rule 428 under the Securities Act of 1933, as amended, (the "Securities Act") and the Note to Part I of Form S-8, the information required by Part I to be contained in the Section 10(a) prospectus has been omitted from this registration statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents filed by Banyan Corporation(the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

(1) The Registrant's Quarterly Report on Form 10-QSB for the quarter ended November 30, 2000;

(2)  The  Registrant's  current  report on Form 8-K filed with the Commission on
     March 12, 2001,   and  its  amended  Form  8-K  filed  contemporaneously
     herewith; and

(3) The Registrant's Registration Statement on Form 10-SB and all amendments thereto filed with the Commission between August 11, 2000 and October 13, 2000, registering the Shares of Common Stock under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act").

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     The Company's Bylaws, grants indemnification to the Company's officers and directors, present and former, for expenses incurred by them in connection with any proceeding that they are involved in by reason of their being or having been an officer or director of the Company. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

     Insofar as indemnification for liability arising under the Securities Act may be permitted to directors or officers the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director or officer of the Company in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, the Company will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     See Exhibit Index on Page E-1.

Item 9.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) to include any prospectus required by section 10(a)( 3 ) of the Securities Act;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;


     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post effective amendment by these paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

(b) that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) That,for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act(and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange
     Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.






                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Country of Canada, respectively, on April 13, 2001.

                                    New Cinema Partners
                                     (Registrant)

                                    By:
                                        --/s/Martin Lapedus-------------------
                                        Martin Lapedus,
                                        President
                                        Principal Executive Officer
                                        Principal Financial Officer




         Date: April 22, 2001.      __/s/Paul Walters____________________
                                    Paul Walters, Director


         Date: April 22, 2001.      ___/s/Marvin Sazant_______________
                                    Marvin Sazant, Director

         Date: April 22, 2001.      __/s/John Cox____________________
                                    John Cox, Director

         Date: April 22, 2001.      __/s/Martin Lapedus_________________
                                    Martin Lapedus, Director







                                INDEX TO EXHIBITS

Exhibit                         Description

-------                         -----------


 3.01   Amended and Restated Amendment to Certificate of Incorporation*

 3.02   Amended By-Laws*

 5.01   Opinion and Consent of Jay J. Hait, Esq.

10.01   Fee Agreement with Jaffe Freedman & Hait, LLC

23.02   Consent of Jay J. Hait, Esq. (contained in Exhibit 5.01)

-----------------------------

* Previously filed as an exhibit to the Company's Form 10-SB and amendments thereto filed with the Commission between August 11, 2000 and October 13 2000 and incorporated herein by reference.

EX-10.01
                                  FEE AGREEMENT


1.       Name of Law Firm           Jaffe, Freedman & Hait, LLC
         Address of Attorney        39 Hudson St., Suite 102
                                    Hackensack, NJ 07601

2.       Name of Client             New Cinema Partners, Inc.
         Address of Client          357 Bay St., Suite 404
                                    Toronto, OT  CA  M5H 2T7

3. Duties. New Cinema Partners, Inc. (the "Client") hereby agrees to retain Jaffe, Freedman & Hait, LLC (the "Firm") as its attorneys to represent it with respect to various federal and state securities issues, including but not limited to the preparation and submission of Client's quarterly and annual reports on Forms 10-KSB and 10-QSB with the Securities and Exchange Commission (the "SEC"); the preparation and submission of Client's event based reports on Form 8-k; the preparation and submission of documentation associated with shareholder meetings; and such other services as may be requested by the Client from time to time.

4. Fees. The Client has agreed to retain the firm under an arrangement whereby it will retain the firm for $15,000 as an initial fee, which both Firm and Client deem as inclusive of any amounts currently due to Firm by Client; plus Two Hundred Fifty Dollars ($250.00) per hour for any work performed by Firm for Client; plus all out of pocket costs and fees paid on behalf of client, or in furtherance of Client's interest by Firm.

5. Payment Terms. Firm has agreed to accept Five Hundred Thousand (500,000) shares of Client's common stock, registered on Form S-8 with the SEC (the "Registered Shares'), as a guarantee against payment for fees under this Fee Agreement. On a monthly basis, Firm will bill client for work performed and funds expended on behalf of Client, in addition to any other amounts due Firm (the "Monthly Bill"). If Client has not paid said monthly bill within two weeks, then Firm shall be entitled to sell as many shares are required from the Registered Shares to pay said Monthly Bill in full.


                                 New Cinema Partners, Inc.

Dated:  ___4/12/00________   BY:   /s/ Martin Lapedus
                                     Martin Lapedus


                                  JAFFE FREEDMAN & HAIT, LLC

Dated:  ___4/12/00________   BY:   /s/ Jay J. Hait
                                      Jay J. Hait

      EX-5.01            OPINION AND CONSENT JAY J. HAIT, ESQ.





                           JAFFE FREEDMAN & HAIT, LLC
                               Court House Towers
                            39 Hudson St., Suite 102
                              Hackensack, NJ 07601
                              Phone: (201) 441-9377
                               Fax: (201) 441-9370


April 12, 2001

New Cinema Partners, Inc.
357 Bay St., Suite 404
Toronto, OT  CA  M5H 2T7


                       Re: Form S-8 Registration Statement

Ladies and Gentlemen:

     I have acted as counsel for New Cinema Partners (the "Company") in connection with the preparation of the Registration Statement on Form S-8, relating to the sale by the Company of 500,000 shares of common stock, par value $.001 per share (the "Shares"), issuable upon the successful submission of this docuemnt.

     I have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinion set forth below.

     In rendering my opinion set forth below, I have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver, and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding, and enforceable obligations of such parties. As to questions of fact material to my opinion, I have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, I am of the opinion that such Shares have been duly authorized and, upon issuance, delivery, and payment therefore in accordance with the terms of the Fee Agreement between myself and the Company, will be validly issued, fully paid, and nonassessable.

     I am admitted to the Bar of the State of New York. I express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/Jay J. Hait
                                            -----------------------
                                            Jay J. Hait